EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), effective on the 12th of February, 2007, is entered into in Richardson, Texas by and between Remote Dynamics, Inc., a Delaware corporation, with its principal place of business located at 1155 Kas Drive, Suite 100, Richardson, Texas, 75081 ("Employer"), and Greg Jones, an individual residing at 700 Agnew Road #264, Santa Clara, CA 95054 ("Employee").

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Employer and Employee, intending to be legally bound, hereby agree as follows:

1.
Employment Relationship. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement. Such employment relationship shall continue for the stated term of this Agreement, as described in Paragraph 7 hereof, unless earlier terminated pursuant to Paragraph 5 hereof.

2.
Position and Responsibilities of Employee. Employee shall be employed as Senior Vice President, Operations with job responsibilities related thereto, and such job responsibilities may be expanded at the sole discretion of the of Employer. Employee shall report to the Chief Executive Officer of Employer (the “CEO”) and shall devote such time, skill and attention to the business of Employer as shall be required for the efficient management thereof, and shall manage and supervise such business, and shall devote his full time best efforts to the faithful performance of his duties on behalf of Employer. Employee shall not engage in additional gainful employment of any kind or undertake any role or position, whether or not for compensation, with any competitor of Employer during the term of this Agreement without advance written approval of Employer.

3.	Compensation. For all services rendered by Employee pursuant to this Agreement, Employer shall pay to Employee, and Employee shall accept as full compensation hereunder the following:

a.
Base Salary. Employee shall receive a base salary of $12,750.00 per month payable by Employer in semi-monthly amounts in Richardson, Texas. Employee's base salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of Employer. Employer shall not reduce Employee’s base salary without Employee’s written consent.

b.
Bonus. Employee shall be entitled to participate (at a percentage to be determined at the sole direction of the CEO) in Employer’s EBITDA Bonus Program and Corporate Transaction Bonus Program as the same may be established and maintained from time to time by Employer (Employee’s participation being referred to herein as the “Bonus”). During the term of this Agreement, Employer will pay to Employee a cash draw against the Bonus equal to $1,000.00 per month, payable in the same manner as Employee’s base salary pursuant to Paragraph 3 a. of this Agreement. The Bonus payable will be reduced by the cumulative amount of draw that has been paid to Employee pursuant to this paragraph (to the extent not previously offset against a prior period Bonus).

c.
Benefits and Perquisites. Employee shall be entitled to participate in the Employee benefit plans provided by Employer for all employees generally. Employer shall be entitled to change such plans from time to time, and the parties acknowledge that at the initial date of this Agreement the fringe benefits provided to Employee include a corporate 401(k) plan, health, dental, life, short and long-term disability insurance for the Employee, and reimbursement of certain expenses in accordance with the policies and procedures of Employer. Employee shall be entitled to three (3) weeks paid vacation each calendar year and paid time off for Employer holidays. Employee will be reimbursed for basic relocation expenses including packing service and truck rental upon prior approval from the Employer. In addition, Employer will pay, or Employee will receive reimbursement by Employer, for reasonable and customary business and out-of-pocket expenses incurred by Employee in connection with the performance by Employee of Employee's duties under this Agreement in accordance with Employer's policies and practices for reimbursement of such expenses, as in effect from time to time, including, without limitation, reasonable and necessary travel, lodging, entertainment and meals incurred by Employee in furtherance of Employer's business and at Employer's request.

4.
Protective Covenants. Employee recognizes that his employment by Employer is one of the highest trust and confidence because (i) Employee has become and/or in the future will become fully familiar with all aspects of Employer's business during the period of his employment with Employer, (ii) certain information of which Employee will gain knowledge during his employment by Employer is proprietary and confidential information and is of special and peculiar value to Employer, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including Employee, engaging in a business in competition with that of Employer, hardship, loss and irreparable injury and damage could result to Employer, the measurement of which would be difficult if not impossible to ascertain. Employee further acknowledges that Employer has developed unique skills, concepts, sales presentations, marketing programs, marketing strategy, business practices, methods of operation, pricing information, production cost information, trademarks, licenses, technical information, proprietary information, computer software programs, tapes and discs concerning its operations systems, customer lists, customer leads, documents identifying past, present and future customers, customer profile and preference data, hiring and training methods, investment policies, financial and other confidential and proprietary information concerning its operations and expansion plans ("Trade Secrets"). Therefore, Employee agrees that it is necessary for Employer to protect its business and that of its affiliates from such damage, and Employee further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both Employee and Employer, to protect Employer or its affiliates against damage due to loss or disclosure of proprietary information or Trade Secrets and shall apply to and be binding upon Employee as provided herein:

a.
Trade Secrets. Employee recognizes that his position with Employer is one of the highest trust and confidence by reason of Employee's access to and contact with certain Trade Secrets of Employer. Employee agrees and covenants that, except as may be required by Employer in connection with this Agreement, or with the prior written consent of Employer, Employee shall not, either during the term of this Agreement or at any time thereafter, directly or indirectly, use for Employee's own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, except as directed by Employer or as required for the performance of Employee's duties on behalf of the Employer, any Trade Secret (whether or not acquired, learned, obtained, or developed by Employee alone or in conjunction with others) of Employer or of others with whom Employer has a business relationship. All Trade Secrets, and all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by Employee at any time during his employment with Employer, including during the term of this Agreement, arising out of, in connection with, or related to any activity or business of Employer, including, but not limited to, the customers, suppliers, or others with whom Employer has a business relationship, the arrangements of Employer with such parties, and the pricing and expansion policies and strategy of Employer, are, and shall continue to be, the sole and exclusive property of Employer and shall, together with all copies thereof, any and all documents constituting or relating to Employer’s proprietary information and Trade Secrets, and all advertising literature, be returned and delivered to Employer by Employee immediately, without demand, upon the termination of this Agreement, or at any time upon Employer's demand.

Employee acknowledges that Employer would not employ Employee or provide Employee access to Employer’s Trade Secrets and proprietary and confidential information but for Employee’s covenants in this Paragraph 4.

Employee represents and warrants that he is not bound by any agreement with any prior employer or other party that will be breached by execution and performance of this Agreement, or which would otherwise prevent him from performing his duties with Employer as set forth in this Agreement. Employee represents and warrants that he has not retained any copies of proprietary and confidential information of any prior employer, and he will not use or rely on any confidential and proprietary information of any prior employer in carrying out her duties for Employer.

b.
Covenant Not to Compete. In consideration of the numerous mutual promises contained in the Agreement between Employer and the Employee, including, without limitation, those involving access to Trade Secrets and confidential information and training, and in order to protect Employer’s Trade Secrets and the confidential information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of Employer, Employee agrees that during his employment and for an additional period of twelve (12) months immediately following the earliest to occur of (i) the date of voluntary or involuntary termination of his employment for any reason whatsoever, (ii) the date he is notified of the termination of this Agreement pursuant to Section 5(b), or (iii) the date either party provides written notification of its intent not to renew this Agreement pursuant to Section 7. Employee will not, without the prior written consent of Employer (which consent may be withheld in its sole discretion), enter the employ of any person or entity, either directly or indirectly either as principal, agent, representative, shareholder (except owning publicly traded stock for investment purposes only in which Employee owns less than 5%) consultant, officer, business partner, associate, Employee or otherwise, with a place of business in the United States of America, which sells or offers to sell services and/or products which compete directly with the services and/or products offered or to be offered for sale by Employer.

Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 4 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Employer.

The Employer and Employee agree and stipulate that the agreements and covenants not to compete contained in Paragraph 4 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and Employer; however, Employee and Employer are aware that in certain circumstances courts have refused to enforce certain provisions of agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Paragraph 4, Employer and Employee agree that in the event a court should decline to enforce the provisions of Paragraph 4, that Paragraph 4 shall be deemed to be modified or reformed to restrict Employee's competition with Employer or its affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Paragraph 4 be deemed to be more restrictive to Employee than those contained herein.

c.
Non-Solicitation. Employee agrees that during his employment, and for a period of twelve (12) months following the termination of his employment for any reason whatsoever, that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder, Employee, or agent of any such entity or business, will (i) request, induce or attempt to influence, directly or indirectly, any employee of Employer to terminate their employment with Employer or (ii) employ any person who as of the date of this Agreement was, or after such date, is an employee of Employer. Employee further agrees that during the period beginning with the commencement of Employee’s employment with Employer and ending twelve (12) months after the termination of Employee’s employment with Employer for any reason whatsoever, he shall not, directly or indirectly, as an Employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of Employer or of any other person, entity or business, solicit or encourage any present or future customer, supplier, contractor, partner or investor of the Employer to terminate or otherwise alter his, her or its relationship with Employer.

d.
Work Product. For purposes of this Paragraph 4, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Employee’s work. In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product provided to Employer during Employee’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of my “Work.” For purposes of this Agreement, “Work” shall mean (1) any direct assignments and required performance by or for the Employer, and (2) any other productive output that relates to the business of the Employer and is produced during the course of Employee’s employment or engagement by Employer. For this purpose, Work may be considered present even after normal working hours, away from Employer’s premises, on an unsupervised basis, alone or with others. Unless otherwise approved in writing by the Board of Directors of Employer, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

Employer shall own all rights in the Work Product. To this end, all Work Product shall be considered work made for hire for Employer. If any of the Work Product may not, by operation of law or agreement, be considered Work made by Employee for hire for the Employer (or if ownership of all rights therein do not otherwise vest exclusively in the Employer immediately), Employee agrees to assign, and upon creation thereof does hereby automatically assign, with further consideration, the ownership thereof to the Employer. Employee hereby irrevocably relinquishes for the benefit of Employer and its assigns any moral rights in the Work Product recognized by applicable law. Employer shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

Employee agrees to perform upon the request of Employer, during or after Employee’s Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Employer’s ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Employer in any Work Product.

Employee warrants that Employee’s Work for Employer does not and will not in any way conflict with any remaining obligations Employee may have with any prior employer or contractor. Employee also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

e.
Survival of Covenants. Each covenant of Employee set forth in this Paragraph 4 shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Employer of said covenant. No modification or waiver of any covenant contained in Paragraph 4 shall be valid unless such waiver or modification is approved in writing by the Board of Directors of Employer.

f.
Remedies. In the event of breach or threatened breach by Employee of any provision of this Paragraph 4, Employer shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which Employer may incur as a result of said breach, violation or threatened breach or violation. Employer may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

Employee hereby acknowledges that Employee's agreement to be bound by the protective covenants set forth in this Paragraph 4 was a material inducement for Employer entering into this Agreement, agreeing to pay Employee the compensation and benefits set forth herein, and providing Employee access to Employer’s Trade Secrets and other confidential information.

5.
Termination. The employment relationship between Employee and Employer created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

a.
Death or Permanent Disability. The employment relationship shall be terminated effective on the death or permanent disability of the Employee. However, Employee shall be entitled to leaves of absence from the Company in accordance with the policy of the Company generally applicable to Employees for illness or temporary disabilities for a period or periods not exceeding six (6) months in any calendar year, and his status as an Employee shall continue during such periods. However, if the Employee qualifies for short term disability payments under Employer’s standard short term disability plan during such leave, Employee shall apply to receive such short term disability payments. Employer shall supplement such short term disability payments during the first three (3) months of any such six (6) month period so that Employee receives such monthly amounts when combined with the short term disability payments to equal Employee’s monthly compensation as set forth in paragraph 3(a) of this Agreement. However, during the last three (3) months of any such six (6) month period, Employee shall accept payments under Employer’s standard short term disability plan in lieu of any salary payments set forth in Section 3(a) above. If Employee is incapacitated due to physical or mental illness and such incapacity prevents Employee from satisfactorily performing his duties for the Company on a full time basis for six (6) months or more during a single fiscal year, Employee shall be deemed to have experienced a permanent disability and the Company may terminate this Agreement upon thirty (30) days written notice. In the event that Employer terminates this Agreement on the basis of the Employee’s permanent disability, the Employee shall be entitled to a cash payment equal to the Employee’s annual salary as of the date of termination. The Company shall make such payment within thirty (30) days of such termination.

b.	Termination for Cause. The following events, which for purposes of this Agreement shall constitute "cause" for termination:

i.	Any act of fraud, misappropriation or embezzlement by Employee with respect to any aspect of Employer's business;

ii.
The breach by Employee of any provision of Paragraphs 1, 2 or 4 (including but not limited to a refusal to follow lawful directives of Employer or their designees which are not inconsistent with the duties of Employee’s position and the provisions of this Agreement) of this Agreement;

iii.	The conviction of Employee by a court of competent jurisdiction of a felony or of a crime involving moral turpitude;

iv.
The intentional and material breach by the Employee of any non-disclosure or non-competition/non-solicitation provision of any agreement to which the Employee and Employer or any of its subsidiaries are parties; or

v.
The intentional and continual failure by the Employee to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of the Employee to cure the same in all material respects within thirty (30) days after written notice thereof from Employer;

vi.
The illegal use of drugs by Employee during the term of this Agreement that, in the determination of the Board of Directors of Employer, substantially interferes with Employee's performance of his duties hereunder;

vii.	acceptance of employment with any other employer except upon written permission of Employer.

c.
Termination by Employer with Notice. Employer may terminate this Agreement without cause at any time upon thirty (30) days written notice to Employee, during which period Employee shall not be required to perform any services for Employer other than to assist Employer in training his successor and generally preparing for an orderly transition; PROVIDED, HOWEVER, that Employee shall be entitled to compensation upon such termination as provided in Paragraph 6(a), (b), (c) and (d).

6.	Compensation Upon Termination. Upon the termination of Employee's employment under this Agreement before the expiration of the stated term hereof for any reason, Employee shall be entitled to:

a.
the salary earned by him before the effective date of termination as provided in Paragraph 3(a) hereof (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Employee during the salary payment period to the effective date of termination;

b.	any accrued, but unpaid, vacation benefits; and

c.	any previously authorized but unreimbursed business expenses.

If Employee's employment hereunder terminates because of the death or permanent disability of Employee, all amounts that may be due to him under this Paragraph 6 or Paragraph 5(a) shall be paid to him or his administrators, personal representatives, heirs and legatees, as may be appropriate.

d.
Additional Compensation and Benefits Upon Termination Without Cause. If Employee’s employment hereunder terminates without cause pursuant to Paragraph 5(c) above, Employer shall provide to Employee in addition to the amounts set forth in Subparagraphs 6(a), 6(b) and 6(c) above:

i.
a continued monthly base salary as set forth in paragraph 3. a. of this Agreement for a period equal to the lower of (x) six months and (y) the number of months remaining in the term of this Agreement at the time of the effective date of the termination; provided that the foregoing period will be increased by an additional 6 months if the termination occurs within 60 days of the occurrence of a Change in Control (as defined in Exhibit A hereto).

Employee shall have no obligation to mitigate any severance obligation of Employer under this Agreement by seeking new employment. Employer shall not be entitled to set off or reduce any severance payments owed to Employee under this Agreement by the amount of earnings or benefits received by Employee in future employment. The provisions of Paragraphs 4, 5 and 6 hereof shall survive the termination of the employment relationship hereunder and this Agreement.

7.
Term. This Agreement shall be binding and enforceable against Employer and Employee immediately upon its execution by both such parties. The stated term of this Agreement and the employment relationship created hereunder shall begin on the date this Agreement is executed by Employer (with Employee to be bound by confidentiality and other provisions set forth in Paragraph 4 herein to the extent confidential information is provided to Employee prior to such date), and shall remain in effect for two (2) years thereafter, unless sooner terminated in accordance with Paragraph 5 hereof. This Agreement shall be deemed to be renewed for additional one-year terms after its initial term (or any subsequent renewal term), unless either party delivers written notice of its intent not to renew this Agreement to the other party at least three months prior to the expiration of the then current term.

a.
Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Paragraphs 3, 4, 5 and 6 shall survive any termination or expiration of this Agreement or the termination of the Employee’s employment for any reason whatsoever.

8.
Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Notwithstanding Paragraph 9 below, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

9.
Arbitration. Except as provided in Paragraph 8 above, any controversy or claim arising out of or relating to this Agreement or relating to Employee's rights, compensation and responsibilities as an Employee shall be determined by arbitration in Dallas County, Texas in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be submitted to a single arbitrator selected in accordance with the American Arbitration Association's procedures then in effect for the selection of employment arbitrators. The parties shall split the cost of the arbitrator. The arbitrator shall have the authority to award any remedy that could be awarded by a court of competent jurisdiction. This Paragraph 9 shall survive termination of this Agreement for any reason.

10.
Assignment. This Agreement is personal to Employee and may not be assigned in any way by Employee without the prior written consent of Employer. This Agreement shall not be assignable or delegable by Employer, other than to an affiliate of Employer; provided, however, that in the event of the acquisition, merger or consolidation of Employer, the obligations of Employer hereunder shall be binding upon the surviving or resulting entity of such acquisition, merger or consolidation. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Employee and upon the successors, representatives and assigns of Employer.

11.
Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

12.
Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

I fto Employer:	CEO
1155 Kas Drive, Suite 100
Richardson, Texas 75081
(972) 301-2263 Facsimile

If to Employee:
Greg Jones
700 Agnew Road #264
Santa Clara, CA 95054

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

13.
Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

14.
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

15.
Entire Agreement and Amendment. This Agreement contains the entire understanding and agreement between the parties, and supersedes any other agreement between Employee and Employer, whether oral or in writing, with respect to the subject matter hereof. This Agreement may not be altered, amended, or rescinded, nor may any of its provisions be waived, except by an instrument in writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced. Any modification of this Agreement shall be null and void unless approved by CEO Employer.

17.
Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER:

REMOTE DYNAMICS, INC.

By:	/s/ David Walters
David Walters,
Chairman

EMPLOYEE:

/s/ Greg Jones
Greg Jones

EXHIBIT A

For purposes of this Agreement, the following terms have the following meanings:

“Change of Control" shall be deemed to occur upon:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of the then outstanding shares of common stock of Employer, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the "Outstanding Employer Common Stock"); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by Employer or any Affiliate (as defined below), (ii) any acquisition by any employee benefit plan sponsored or maintained by Employer or any Affiliate, (iii) any acquisition by Bounce Mobile Systems, Inc., and/or any of its Affiliates (collectively, "BMSI"), or (iv) any acquisition which complies with clauses (i) or (ii) of sub-paragraph (e) hereof;

(b) Individuals who, on the date hereof, constitute the Board of Directors of Employer (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Employer in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;

(c) the dissolution or liquidation of Employer;

(d) the sale of all or substantially all of the business or assets of Employer; or

(e) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Employer that requires the approval of the Employer's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Outstanding Employer Common Stock that was outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Employer Common Stock was converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Employer Common Stock among the holders thereof immediately prior to the Business Combination, or (ii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

For purposes of this definition, the term "Affiliate" means any entity that directly or indirectly is controlled by, controls or is under common control with the Company.